SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.     )

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Intersections Inc.
(Name of Registrant as Specified in its Charter)

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INTERSECTIONS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 15, 2013

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Intersections Inc. (the “Company”) will be held at the Company’s offices at 3901 Stonecroft Boulevard, Chantilly, Virginia 20151 on Wednesday, May 15, 2013 at 11:00 a.m., local time, for the following purposes:

1. To elect eight Directors.

2. An advisory vote on executive compensation.

3. An advisory vote on the frequency of the advisory vote on executive compensation.

4. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013.

5. To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 1, 2013 shall be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors

Michael R. Stanfield

Chairman of the Board

Dated: April 17, 2013

Chantilly, Virginia

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 15, 2013.

The Company’s 2013 Proxy Statement and 2012 Annual Report to Stockholders are available at http://www.proxydocs.com/intx//

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

INTERSECTIONS INC.

3901 STONECROFT BOULEVARD

CHANTILLY, VIRGINIA 20151

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Intersections Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Company’s offices at 3901 Stonecroft Boulevard, Chantilly, Virginia 20151 on Wednesday, May 15, 2013, at 11:00 a.m., local time, or any adjournments or postponements thereof. Holders of record of the Company’s common stock at the close of business on April 1, 2013 shall be entitled to vote on the matters presented at the Meeting. On April 1, 2013, 18,073,947 shares of common stock were issued and outstanding and entitled to vote with respect to all matters to be acted upon at the Meeting.

Each proxy duly executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the Meeting, by electing to revoke its proxy and vote its shares personally. Attendance at the Meeting will not, in itself, constitute revocation of a previously granted proxy. Directions to attend the Meeting can be found on our website at www.intersections.com.

There is being mailed herewith to each stockholder of record the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2012, which includes the Company’s Annual Report on Form 10-K (excluding exhibits) as filed with the Securities and Exchange Commission. It is intended that this Proxy Statement and form of proxy will first be sent or given to stockholders on or about April 17, 2013. Additionally, stockholders can access a copy of the proxy materials at www.proxydocs.com/intx//.

Holders of shares of common stock are entitled to cast one vote per share on all matters. Proxies will be voted as instructed by the stockholder or stockholders granting the proxy. Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the Meeting, the shares of common stock represented by the proxy will be voted: (1) FOR the election of each of the eight director candidates; (2) FOR the proposal relating to the advisory vote on executive compensation; (3) FOR an advisory vote on executive compensation once every two years; (4) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013; and (5) in accordance with the discretionary authority of the named proxies upon such other matters as may properly come before the Meeting.

The presence, in person or by proxy, of holders representing a majority of all the votes entitled to be cast at the Meeting will constitute a quorum at the Meeting. Abstentions and broker non-votes (described below) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Directors will be elected by a plurality of the votes cast at the Meeting; any other item on the agenda must receive the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the item at the Meeting in order to pass. Abstentions are counted in the calculation of the votes cast with respect to any of the matters submitted to a vote of stockholders and have the same effect as votes against the matter except in the election of directors. A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals and the broker does not have discretionary authority to vote in the absence of instructions. Broker non-votes are not considered to be shares “entitled to vote” (other than for quorum purposes), and will therefore have no effect on the outcome of any of the matters to be voted upon at the Meeting.

A list of our stockholders will be available for inspection for any purpose germane to the Meeting during normal business hours at our offices at least ten days prior to the Meeting.

The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares by completing and returning the proxy card will help to avoid additional expense.

It is expected that the following business will be considered at the Meeting and action taken thereon:

PROPOSAL 1:

ELECTION OF DIRECTORS

Pursuant to the Certificate of Incorporation and Bylaws, as amended, the director nominees elected at this Meeting will be elected to serve one-year terms that expire upon the date of the next annual meeting or until their respective successors are duly elected and qualified. The Board of Directors currently consists of eight directors. Our Nominating/Corporate Governance Committee has recommended, and the Board of Directors has nominated, each of our current directors to stand for re-election at the Meeting, and each director has decided to stand for re-election. Unless otherwise directed, the persons named in the proxy intend to vote all proxies for the nominees set forth below. If some unexpected occurrence should make necessary, in the Board of Directors’ judgment, the substitution of some other person or persons for these nominees, shares will be voted for such other persons as the Board of Directors may select. The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a director.

The following table sets forth certain information with respect to the nominees:

NOMINEES FOR ELECTION

Name	Age	Served as a Director Since
Michael R. Stanfield	62	1996
John M. Albertine	68	2008
Thomas G. Amato	67	2004
James L. Kempner	55	2006
Thomas L. Kempner	85	1996
David A. McGough	54	1999
Norman N. Mintz	78	1996
William J. Wilson	76	1996

Michael R. Stanfield co-founded CreditComm, the predecessor to the Company, in May 1996, and is our Chairman of the Board and Chief Executive Officer. Mr. Stanfield joined Loeb Partners Corporation in November 1993 and served as a Managing Director at the time of his resignation in August 1999. Mr. Stanfield has been involved in management information services and direct marketing through investments and management since 1982, and has served as a director of CCC Information Services Inc. and BWIA West Indies Airways. Prior to beginning his operational career, Mr. Stanfield was an investment banker with Loeb, Rhoades & Co. and Wertheim & Co. Mr. Stanfield serves as both Chairman and CEO because he is the founder of the Company and has successfully led the Company and the Board of Directors since inception. For these reasons, he has been nominated to continue serving on the Board of Directors.

John M. Albertine has served on our Board of Directors since August 2008. In 1990, Dr. Albertine founded Albertine Enterprises, Inc., a merchant banking, consulting and lobbying firm. Dr. Albertine has been the Chairman and Chief Executive Officer of Albertine Enterprises for the past 22 years. From 1986 through 1990, he served as Vice Chairman of the Fruit of the Loom Company. From 1981 through 1986, he served as President of the American Business Conference. From 1979 to 1980, he served as Executive Director to the Congressional Joint Economic Committee. From 1977 through 1979, he served as Legislative Assistant to U.S. Senator Lloyd M. Bentsen. From 1969 through 1977, Dr. Albertine served as an Instructor, Assistant Professor, Associate Professor and ultimately as Chair of the Department of Economics at Mary Washington College. Dr. Albertine holds a Ph.D. in Economics from the University of Virginia and a Bachelor of Arts in Economics from King’s College. Dr. Albertine has been a director of 14 publicly traded companies in his career, including Integral Systems, Inc., a manufacturer of satellite ground systems and equipment, from 2006 to July 2011. Currently, Dr. Albertine is a director of Kadant Inc., a supplier of technology-based systems for the global pulp and paper industry. The Board of Directors values Dr. Albertine’s current and past experience as a director of a number of public and private companies, and for these reasons, he has been nominated to continue serving on the Board of Directors.

Thomas G. Amato has served on our Board of Directors since January 2004. Mr. Amato has served as Chief Financial Officer of public and private companies since 1980. He is currently Managing Director of Amato Ventures which is engaged in domestic oil and natural gas development. Mr. Amato also serves as a director of Globalprivateequities.com, Inc. and is Chairman of the Board of Trustees of the Carrier Clinic, an independent mental health hospital serving New Jersey. He holds an AB in economics from Princeton University and an MBA from the Wharton School of the University of Pennsylvania. Mr. Amato has expertise in financial, accounting and risk management issues, and for these reasons, he has been nominated to continue serving on the Board of Directors.

James L. Kempner has served on our Board of Directors since August 2006. Mr. Kempner is a Senior Advisor at Lazard Frères & Co. LLC, which he joined in 1983, and was named a General Partner in 1993. In addition to his position at Lazard Frères, Mr. Kempner has been a Managing Director of Loeb Partners Corporation since January 2011 and President and Chief Operating Officer of Loeb Holding Corporation since November 2012. Mr. Kempner has been involved in numerous banking and capital markets transactions, including advising the Company on its initial public offering, and ran Lazard’s Corporate Finance department from 1995 to 1998. Mr. Kempner is the Vice Chairman of the Board of The New York Eye and Ear Infirmary and its Finance Committee, and also is a Trustee of the James Loring Johnson 1994 Trust. Mr. Kempner is the son of Thomas L. Kempner. Mr. Kempner has expertise in financial markets, investment banking and strategic planning, and has been the Company’s primary relationship contact with Lazard, which from time to time provides investment banking and financial advisory services to the Company. For these reasons, Mr. Kempner has been nominated to continue serving on the Board of Directors.

Thomas L. Kempner has served on our Board of Directors since the inception of CreditComm, the predecessor to the Company. Mr. Kempner has been Chairman and Chief Executive Officer of Loeb Partners Corporation and its predecessors since 1979. Mr. Kempner is currently a director of Dyax Corporation and IGENE Biotechnology, Inc., and is currently director emeritus of Northwest Airlines, Inc. Mr. Kempner was formerly a director of CCC Information Services Group, Inc., FuelCell Energy, Inc., Insight Communications Company, Inc., Intermagnetics General Corporation, and Alcide Corporation. Mr. Kempner is the father of James L. Kempner. Mr. Kempner has over 50 years of experience in financial, investment and securities markets, and is the co-founder of the Company and the controlling shareholder of our largest shareholder, Loeb Holding Corporation. For these reasons, he has been nominated to continue serving on the Board of Directors.

David A. McGough has served on our Board of Directors since August 1999. For more than 20 years, Mr. McGough has been President, Chief Executive Officer and Director of Digital Matrix Systems, Inc. and DMS Services, Inc., companies that specialize in credit data and risk analysis. Mr. McGough has extensive experience in the credit data and information technology industries, and operational experience gained as the chief executive officer of a technology company. For these reasons, he has been nominated to continue serving on the Board of Directors.

Norman N. Mintz has served on our Board of Directors since the inception of CreditComm, the predecessor to the Company. Dr. Mintz has been Vice President and Managing Director of Loeb Partners Corporation since 1990 and is an executive officer of Loeb Holding. Dr. Mintz is a director and chairman of the audit committee of VirtualScopics, Inc., an image analysis provider. Previously, he was the Executive Vice President for Academic Affairs for Columbia University, where he taught economics, and has been a professor at New York University and Syracuse University. Dr. Mintz holds a Ph.D. in Economics and Finance from New York University and a Bachelor of Arts from Bucknell University. Dr. Mintz has over 50 years of experience in financial, investment and securities markets, and is an executive officer of our largest shareholder, Loeb Holding Corporation. For these reasons, he has been nominated to continue serving on the Board of Directors.

William J. Wilson has served on our Board of Directors since the inception of CreditComm, the predecessor to the Company. Mr. Wilson currently is a principal of CAMBIAR LLC, a consulting firm, and is the sole proprietor of Wilson Connexions LLC, an M&A consultancy. Prior to his retirement in 2003, Mr. Wilson was Chief Executive Officer and Chairman of the Board of Directors of market research company Roper Starch Worldwide Inc., and then Executive Chairman of NOP World, a division of United Business Media Ltd., which acquired Roper Starch Worldwide in August 2001. Mr. Wilson has considerable insight and experience as the former chief executive officer of a global market research firm and as a private investor in technology companies. Having been involved with the Company since its early days, he brings an historical perspective to the Board of Directors. For these reasons, he has been nominated to continue serving on the Board of Directors.

The Board of Directors of the Company recommends a vote FOR the election of each named nominee.

CORPORATE GOVERNANCE PRINCIPLES

Our Board of Directors has adopted a comprehensive set of corporate governance principles to reflect its commitment to corporate governance and the role of such principles in building and sustaining stockholder value. These principles are discussed more fully below and are set forth in our Corporate Governance Guidelines and Principles, our Code of Business Conduct and Ethics, our Statement of Policy with Respect to Related Person Transactions and the committee charters for our Audit Committee, Compensation Committee, Nominating/Corporate Governance Committee and Risk Management Committee. These documents are available under the “Investor & Media” section of our web site at www.intersections.com, or by written request (without charge) to Investor Relations, 3901 Stonecroft Boulevard, Chantilly, VA 20151.

Governance Guidelines

Our Corporate Governance Guidelines and Principles set forth overall standards and policies for the responsibilities and practices of our Board of Directors and its committees, including reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions; ensuring processes are in place for maintaining our Company’s integrity; assessing our major risks and reviewing options for their mitigation; selecting, evaluating and compensating our CEO and overseeing succession planning; and providing counsel and oversight on the selection, evaluation, development and compensation of senior management.

Code of Business Conduct and Ethics

All of our employees, including our CEO, principal financial officer and principal accounting officer, and our directors are required to comply with our Code of Business Conduct and Ethics. It is our intention to disclose any amendments to, or waivers from, any provisions of this code as it applies to our CEO, principal financial officer and principal accounting officer on our web site within four business days of such amendment or waiver.

Director Independence

Our Corporate Governance Guidelines and Principles provide that independent directors must constitute a majority of the Board with no more than two members of management serving on the Board at the same time. In determining the “independence” of a director, the Board must be guided by the definition of “independent director” under applicable law and the pertinent listing standards of the NASDAQ Global Market.

In determining independence, the Board of Directors reviews whether directors have any material relationship with us and considers all relevant facts and circumstances. In assessing the materiality of a director’s relationship to us, the Board of Directors considers the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation and is guided by the standards set forth below. The Board of Directors reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. An independent director must not have any material relationship with us, directly or as a partner, stockholder or officer of an organization that has a relationship with us, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors has affirmatively determined that the following six director nominees standing for election are independent under the criteria established by the NASDAQ Global Market for independent board members: John M. Albertine, Thomas G. Amato, James L. Kempner, Thomas L. Kempner, Norman N. Mintz and William J. Wilson.

The Board of Directors considered the following transactions, relationships and arrangements, in addition to those disclosed in the “Transactions with Related Persons” section of this proxy statement, in making its independence determinations:

•

Thomas L. Kempner is the beneficial owner of a majority of the voting stock of Loeb Holding Corporation, and is the Chairman and Chief Executive Officer of Loeb Partners Corporation, an affiliate of Loeb Holding. Loeb Holding beneficially owns 6,940,541 shares, or approximately 38.4%, of our outstanding common stock and is our largest stockholder.

•

James L. Kempner is a Managing Director of Loeb Partners, and a Senior Advisor at Lazard Frères, which from time to time provides investment banking and financial advisory services to us. Mr. Kempner is also President and Chief Operating Officer of Loeb Holding, our largest stockholder, and the son of Thomas L. Kempner, the Chairman and Chief Executive Officer of Loeb Holding.

•	Norman N. Mintz is an executive officer of Loeb Holding.

•	John M. Albertine is Chairman and Chief Executive Officer of Albertine Enterprises, a merchant banking, consulting and lobbying firm, which in the past provided lobbying and consulting services to us.

Board Leadership Structure

Mr. Stanfield serves as CEO and Chairman of the Board of Directors. He is the founder of the Company and beneficially owns approximately 5.8% of the Company’s outstanding common stock. His dual role was established over approximately 15 years ago when he founded the Company. The Board of Directors believes that at the Company’s current stage of growth the Board of Directors is best served by a chairman who is involved with the Company on a full-time basis and is therefore able to bring great depth of knowledge about the Company to this role. The Board of Directors has not designated a lead independent director.

The Board’s Role in Risk Oversight

In 2011 our Board of Directors formed a Risk Management Committee. Our current Risk Management Committee consists of Dr. Albertine (Chairman) and Messrs. Amato and James L. Kempner.

Although the Board of Directors has delegated certain responsibilities for risk management to the Risk Management Committee, the Board of Directors retains overall responsibility and coordination for risk oversight. The Risk Management Committee provides assistance to the Board by assessing, and providing oversight to management relating to the identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in the Company’s business and the control processes with respect to such risks. The principal responsibilities of the Risk Management Committee are:

•	to review and evaluate management’s identification of all major risks to the business and their relative weight;

•	to assess the adequacy of management’s risk assessment, its plan for risk control or mitigation, and disclosure;

•	to review and evaluate management’s development and execution of certain risk mitigation strategies and opportunities proposed by management and selected by the committee for further review;

•	to review the Company’s disclosure of risks in all filings with the SEC; and

•

together with the Audit Committee, to review, assess and discuss with the independent accountants and financial and senior management (i) any significant risks or exposures, (ii) the steps management has taken to minimize such risks or exposures, and (iii) the Company’s underlying policies with respect to risk assessment and risk management.

Board Meetings and Committees; Annual Meeting Attendance

In 2012, there were six meetings of the Board of Directors, five meetings of the Audit Committee, two meetings of the Compensation Committee, two meetings of the Executive Committee, one meeting of the Nominating/Corporate Governance Committee and five meetings of the Risk Management Committee. Each Director of the Company attended or participated in excess of 75% of the total number of meetings of the Board of Directors and committees on which he served.

Board members are strongly encouraged to attend our annual meeting of stockholders. Each of our directors attended our 2012 annual meeting.

Audit Committee

Our current Audit Committee consists of Dr. Albertine and Messrs. Amato (Chairman) and Wilson. The Board of Directors has determined that Mr. Amato is an “audit committee financial expert.” Each member of the Audit Committee is an independent member of our Board of Directors.

The principal responsibilities of the Audit Committee are:

•

to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information the Company provides to its stockholders, any governmental body or the public; the Company’s systems of internal controls, established by management and the Board of Directors, regarding finance, accounting, legal compliance and ethics; and the Company’s auditing, accounting and financial reporting processes generally;

•	to serve as an independent and objective body to monitor the Company’s financial reporting process and internal control system;

•	to select, evaluate and, when appropriate, replace the Company’s independent auditors;

•

to review and appraise the audit efforts of the Company’s independent accountants and internal auditing department; and to provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department (or other personnel responsible for the internal audit function), and the Board of Directors;

•

to establish procedures for (i) the receipt, retention and treatment of complaints received by the Company, regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and

•	to conduct appropriate review and oversight of all related party transactions.

Compensation Committee

Our current Compensation Committee consists of Dr. Albertine and Messrs. Thomas L. Kempner (Chairman) and Wilson. Each member of the Compensation Committee is an independent director under applicable NASDAQ listing standards, a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986. The principal duties of the Compensation Committee are:

•

to ensure the Company’s senior executives are compensated effectively in a manner consistent with the Company’s stated compensation strategy, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies; and

•	to communicate to stockholders the Company’s compensation policies and the reasoning behind such policies, as required by the SEC.

The Compensation Committee may delegate some or all of its duties to a sub-committee comprising one or more members of the Compensation Committee.

Executive Committee

Our current Executive Committee consists of Messrs. Thomas L. Kempner, James L. Kempner and Stanfield. The principal duties of the Executive Committee are:

•	to exercise the authority of the Board of Directors with respect to matters requiring action between meetings of the Board of Directors; and

•	to decide issues from time to time delegated by the Board of Directors.

Nominating/Corporate Governance Committee

Our current Nominating/Corporate Governance Committee consists of Messrs. Amato and James L. Kempner and Dr. Mintz. Each member of this committee is an independent director under applicable NASDAQ listing standards. The principal duties of the Nominating/Corporate Governance Committee are:

•

to recommend to the Board of Directors proposed nominees for election to the Board of Directors by the stockholders at annual meetings, including an annual review as to the re-nominations of incumbents and proposed nominees for election by the Board of Directors to fill vacancies which occur between stockholder meetings;

•	to develop and recommend to the Board of Directors a code of business conduct and ethics and to review the code at least annually;

•

to make recommendations to the Board of Directors regarding corporate governance matters and practices and to oversee an annual evaluation of the performance of the Board of Directors and management; and

•	to annually evaluate this committee’s performance and charter.

Nomination of Directors

The Board as a whole is responsible for nominating individuals for election to the Board of Directors by the stockholders and for filling vacancies on the Board of Directors that may occur between annual meetings of the stockholders. The Nominating/Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the entire Board based upon the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board of Directors. The Nominating/Corporate Governance Committee seeks diversity in the collective membership of the Board of the Directors. Although it does not have formal objective criteria for determining the amount of diversity, the committee seeks directors with varied backgrounds, experience, skills, knowledge and perspective and who maintain a Board that reflects diversity, including but not limited to race, gender, ethnicity, age and experience. Director candidates are considered based upon various criteria, such as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision and experience, as well as whether the individual satisfies criteria for independence as may be required by applicable regulations, and personal integrity and judgment. Accordingly, the Company seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company. The Nominating/Corporate Governance Committee will consider recommendations for potential directors from other directors or stockholders.

Stockholders who wish to recommend a nominee should send nominations directly to the Secretary of the Company that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including the nominee’s name and business experience. The recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. The recommendation must be received by the Secretary of the Company at its principal executive offices not later than the date for stockholder proposals set forth herein under “Other Matters — Stockholder Proposals.”

We did not receive for this Meeting any recommended nominees for director from any of our stockholders, non-management directors, CEO, other executive officers or third-party search firms. We do not currently pay any fees to third parties to identify or evaluate or assist in identifying or evaluating potential nominees for director.

In evaluating a person as a potential nominee to serve as a director of the Company, our Nominating/Corporate Governance Committee considers, among other factors, the following:

•	whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with the Company, its management or their affiliates;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;

•	whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company;

•

the contribution which the person can make to the Board of Directors and the Company, with consideration being given to the person’s business and professional experience, education and such other factors as the committee may consider relevant; and

•	the character and integrity of the person.

The committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the committee determines whether to interview the prospective nominee and, if warranted, one or more members of the committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the committee makes a recommendation to the full Board as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation and report of the committee.

There are no differences in the manner in which the Nominating/Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.

Communications with Non-Management Directors

The Nominating/Corporate Governance Committee approved a process for handling communications received by the Company and addressed to non-management members of the Board of Directors. Stockholders and other parties interested in communicating with any directors of the Company (or the Board of Directors as a group), may do so by writing to the Secretary of the Company, at the Company’s principal executive offices. He will review all such correspondence and regularly forward to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in his opinion, deals with the functions of the Board of Directors or committees thereof or that he otherwise determines requires the attention of the Board of Directors. The Board of Directors or any member thereof may at any time request that copies of all such correspondence be forwarded to the Board of Directors.

Correspondence relating to accounting, internal controls or auditing matters are handled by the Audit Committee in accordance with its procedures. Communications which consist of stockholder proposals must instead follow the procedures set forth under “Other Matters — Stockholder Proposals” and, in the case of recommendations for director candidates, the procedures set forth under “Corporate Governance Principles — Nomination of Directors.”

Executive Sessions of Non-Management Directors

The non-management directors of our Board meet in executive session at least two times during the year, generally at regularly scheduled meetings of the Board of Directors or as considered necessary or appropriate. A presiding director is chosen by the non-management directors to preside at each meeting and does not need to be the same director at each meeting.

Compensation of Directors

Employee directors do not receive any separate compensation for their Board activities. Each non-employee director receives an annual cash retainer of $40,000, payable in quarterly installments. For 2012, the Chairman of each of our Audit Committee (Mr. Amato) and Risk Management Committee (Dr. Albertine) received an additional annual cash retainer of $12,000 and $8,000, respectively, payable in quarterly installments. Our non-employee directors also receive annual grants of stock options and/or RSUs, which typically vest in four equal annual installments starting on the first anniversary of the grant date. In February 2012, each non-employee director received a grant of RSUs for 5,000 shares. We also reimburse our non-employee directors for reasonable expenses they incur in attending Board or committee meetings.

Fiscal 2012 Non-Employee Director Compensation

The following table provides information on compensation for non-employee directors who served during 2012.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)(3)	Option Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
John M. Albertine	48,000	52,500	8,486	31,413	140,399
Thomas G. Amato	52,000	52,500	8,486	31,413	144,399
James L. Kempner	40,000	52,500	8,486	31,413	132,399
Thomas L. Kempner	40,000	52,500	8,486	31,413	132,399
David A. McGough	40,000	52,500	8,486	31,413	132,399
Norman N. Mintz	40,000	52,500	8,486	31,413	132,399
William J. Wilson	40,000	52,500	8,486	31,413	132,399

(1)	The amount shown for stock awards relates to RSUs granted under our 2006 Stock Incentive Plan. The grant date fair value computed in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) of each RSU was $10.50.

(2)	The amount shown for option awards relates to stock options granted under our equity incentive plans. The grant date fair value computed in accordance with U.S. GAAP for the option awards was $4.05 for the 2011 grants, $2.74 for the 2010 grants and $3.26 for the 2008 grants.

(3)	Please see our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion on the valuation assumptions of the calculation.

(4)	Consists of the dividend equivalent payments on unvested RSUs.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors for approval of the compensation paid to the Company’s CEO, reviewing and approving the level of compensation paid to the Company’s other executive officers, determining awards under, and administering, the Company’s incentive-compensation plans and equity-based compensation plans, and reviewing and establishing any and all other executive compensation plans adopted from time to time by the Company. The Company’s philosophy for compensating executive officers is designed to attract, retain, motivate and reward key executives in the Company’s highly competitive industry.

Our Compensation Committee has designed and implemented a compensation philosophy designed to provide a market competitive, performance based compensation package consisting of base salary, incremental cash payments and long-term equity awards for performance. The Compensation Committee evaluates the performance of the CEO and makes recommendations concerning his compensation in light of the goals and objectives of the compensation program. The Compensation Committee also assesses the performance of the other executives and, based on initial recommendations and input from the CEO, determines their compensation. The Compensation Committee has authority to retain its own advisors and compensation consultants to assist it in making compensation decisions, although no such consultant was used during 2012.

The discussion under this Compensation Discussion and Analysis relates to the named executive officers included in the Summary Compensation Table.

Compensation Objectives

The philosophy behind our compensation policy is to align executive compensation with the interests of stockholders, attract, retain and motivate a highly competent team of executives, link pay to performance, achieve a balance between short-term and long-term results, teamwork and individual contributions, and over time utilize different forms of equity as a significant reward for performance.

The Compensation Committee’s executive compensation program is intended to provide our named executive officers with overall levels of compensation that are competitive within the Company’s industry and geographic region, as well as within a broader spectrum of companies of comparable size and complexity.

The Company uses surveys and other data to obtain a general understanding about compensation practices but does not benchmark any of the elements of compensation for its executive officers against comparable companies. We believe there is a distinction between benchmarking and using these surveys and other data. Historically, the Compensation Committee reviews relevant market data about compensation for similar companies (revenue and industry) from public surveys and peer group proxies which were provided by third parties, as well by the Company’s management. These third party surveys in turn relied on published surveys from other sources. The Compensation Committee has also historically reviewed information provided by management on companies included in the Forbes list of best small companies, a list in which the Company also was included. The Compensation Committee reviews this compensation information on an annual basis to obtain a general understanding of current compensation practices; however, the Compensation Committee did not review data regarding similar companies in connection with executive compensation for 2012, and does not target the compensation of our executive officers at a specific percentile or range for total or individual compensation based upon other companies’ compensation arrangements.

Since 2008, the Compensation Committee’s executive compensation program is intended to provide our named executive officers with overall levels of compensation that are competitive within the Company’s industry and geographic region, as well as within a broader spectrum of companies of comparable size and complexity. In December 2008, the CEO proposed to the Compensation Committee significant changes in the Company’s compensation program. In reviewing the CEO’s proposal at the time, the Compensation Committee analyzed the compensation trends at the Company since its 2004 initial public offering, reviewed recent trends in executive compensation as described by the Company’s management (including the CEO), reviewed the Company’s strategic plans with the CEO and other executive officers, and attempted to balance short-term performance needs, the Company’s financial condition and liquidity needs and the Company’s long-term strategic and other business objectives. In particular, the Compensation Committee focused on retaining the executive officers and other key employees, while seeking to appropriately align stockholder interests with management interests. After reviewing the 2008 and prior years’ compensation program which was more weighted towards equity grants than cash compensation, the Compensation Committee recognized in 2009 that the overall total compensation (salary, bonus, RSUs and stock options) of the executive officers had trended down over the prior years, with stock options having been used as the primary vehicle for gain by the executive officers. Due to the increasing reliance on stock options, particularly in 2008, the Compensation Committee found that the executive officers’ total compensation at year-end 2008 was significantly less than anticipated at the time the compensation decisions were made, and that the executive officers and other officers held very large numbers of out-of-the-money stock options. The Compensation Committee also reviewed the accounting implications of stock option grants under SFAS 123R. The Compensation Committee then made the determination that, due to the Company’s thinly traded public stock, highly volatile stock price and the resultant accounting implications of stock option grants, together with the prior stock options not having the anticipated effects, large grants of stock options would not be the appropriate compensation tool going-forward to incentivize the executive officers and other key employees.

In early 2009, the Compensation Committee and Board of Directors approved the senior management compensation plan as described below, as well as a stock option repricing/exchange program which was implemented that year. The Compensation Committee reviews the senior management compensation plan on an annual basis, and makes recommendations to the full Board of Directors.

The plan is administered by the Compensation Committee and is designed to provide the Company’s executive officers and other key employees with a combination of reasonable cash compensation, which provides sufficient funds for participants to hold Company shares, an amount of RSUs that is intended to cause the participant to balance risk in making management decisions and discourage unnecessary and excessive risks that threaten the value of the Company, and an amount of stock options which provide for higher potential upside while ensuring that the participant’s benefits are aligned with increasing stockholder value. The Compensation Committee retains the flexibility under the plan to measure the performance of the participants on an annual basis and to set both the total amount of compensation under the plan and the allocation of that compensation among cash, RSUs and stock options, as well as to pay in the future additional amounts or make additional equity grants under the plan or accelerate the vesting of prior equity grants.

Under the plan, each participant is awarded a “Value Pool Amount” from which an allocation is made among the three forms of compensation — cash, RSUs and stock options. The Value Pool Amount is determined annually by the Compensation Committee based on: the base pool available from the prior year, the Company’s performance relative to plan (based on achievement of financial objectives and strategic goals), the participant’s performance relative to the goals established for him or her by the Company, and the participant’s overall performance as a senior manager of the Company. In addition, the Compensation Committee has discretion to adjust (upwards or downwards) each participant’s Value Pool Amount.

The cash compensation under the plan consists of two components: (i) base salary and (ii) an incremental payment of the remaining cash compensation in the participant’s Value Pool Amount, with the Compensation Committee making an allocation between the two components on an annual basis. The incremental payment is not intended to increase any participant’s base salary.

The RSUs and stock options granted under the plan vest generally in four equal annual installments beginning on the first anniversary of the date of grant; however, the Compensation Committee retains discretion to set the terms and conditions of vesting at the time of grant. For the portion allocated to RSUs, the participants will receive a number of RSUs equal to (a) the RSU Percentage multiplied by the Value Pool Amount, divided by (b) a discount factor (which has historically been 60%) to the market price of the common stock to be determined by the Compensation Committee at the time of the grant. For any portion allocated to stock options, the participants will receive a number of options based on the Black-Scholes value of the stock options on the date of grant.

2012 Awards Under the Plan

In February 2012, the Compensation Committee recommended, and the Board of Directors approved, the Value Pool Amount for 2012 for the participants and exercised its discretion to set the allocation among cash compensation and RSUs. The Compensation Committee also determined that grants of stock options continued not to be the appropriate equity compensation tool in 2012 to incentivize the executive officers and other key employees.

The following table sets forth the awards made under the plan to the Company’s principal executive officer, principal financial officer and the other named executive officers, as well as the allocation between cash compensation and RSUs:

Name	2012 Value Pool Amount	Cash Compensation(1)	RSU Value
Michael R. Stanfield	$2,210,000	$884,000	$1,326,000
Neal Dittersdorf	$950,000	$522,500	$427,500
John G. Scanlon	$950,000	$522,500	$427,500
Steven A. Schwartz	$950,000	$522,500	$427,500
Steven Sjoblad	$450,000	$315,000	$135,000

(1)	There were no increases in base salary in 2012 for any of the above officers. The cash compensation for 2012 set forth in the table above includes an incremental payment under the Plan for the following officers in the following amounts: Mr. Stanfield — $464,000; Mr. Dittersdorf — $228,500; Mr. Scanlon — $228,500; Mr. Schwartz — $274,500; and Mr. Sjoblad — 161,731. These incremental payments are paid in equal periodic installments over the year, and are not intended to be a salary increase for the participants.

In 2012, the Value Pool amount of our CEO was decreased by $100,000 from $2,310,000 for 2011, although the cash component of his compensation was increased to 40% of his total compensation from 35% for 2011. The Compensation Committee determined that the CEO’s incentives were properly aligned with those of the Company due to the equity grants that he historically received, and therefore decreased the equity component of his total compensation accordingly. The Value Pool amount for our other named executive officers for 2012 was generally kept constant from 2011, with cash representing approximately 55% of total compensation for Messrs. Dittersdorf and Scanlon and 70% of total compensation for Mr. Sjoblad.

In addition, the Compensation Committee approved the grants of RSUs to the named executive officers and the other participants under the Plan. The Compensation Committee determined for purposes of the RSUs approved under the Plan that the appropriate discount factor to the market price of the common stock at the time of grant continued to be a 60% discount to the closing price of the common stock on February 1, 2012, or an effective price of $7.49 per share. All of the RSUs vest in four equal annual installments beginning on the first anniversary of the date of grant. See “— Summary Compensation Information — Grants of Plan-Based Awards” for further information regarding these grants.

2013 Awards Under the Plan

In April 2013, the Compensation Committee recommended, and the Board of Directors approved, the Value Pool Amount for 2013 for the participants and exercised its discretion to set the allocation among cash compensation and RSUs. Compensation for 2013 was materially consistent with 2012, although our CEO’s cash compensation was reduced to 30% of the Value Pool amount and slight adjustments were made to the Value Pool amounts for Messrs. Schwartz and Sjoblad. The following table sets forth the awards made under the plan to the Company’s principal executive officer, principal financial officer and the other named executive officers, as well as the allocation between cash compensation and RSUs:

Name	2013 Value Pool Amount	Cash Compensation(1)	RSU Value
Michael R. Stanfield	$2,210,000	$663,000	$1,547,000
Neal Dittersdorf	$950,000	$522,500	$427,500
John G. Scanlon	$950,000	$522,500	$427,500
Steven A. Schwartz	$900,000	$495,000	$405,000
Steven Sjoblad	$600,000	$390,000	$210,000

(1)	There were no increases in base salary in 2013 for any of the above officers. The cash compensation for 2013 set forth in the table above includes an incremental payment under the Plan for the following officers in the following amounts: Mr. Stanfield — $243,000; Mr. Dittersdorf — $228,500; Mr. Scanlon — $228,500; Mr. Schwartz — $247,000; and Mr. Sjoblad — $190,000. These incremental payments are paid in equal periodic installments over the year, and are not intended to be a salary increase for the participants.

Employment Agreements

We have entered into employment agreements with certain of our executive officers. Each of these agreements has change in control provisions which are designed to promote stability and continuity of senior management. These agreements, including change in control payments, were negotiated on an arms-length basis and are more fully described in “Employment and Non-Competition Agreements.” The Compensation Committee does not believe these provisions will adversely affect the interests of our stockholders in the event of a change in control.

Oversight of Risk

The Board of Directors, both as a whole and through its Risk Management Committee, is involved in the review of risks inherent in the operations of the Company’s business and the implementation of the annual budget for the Company. The Board of Directors reviews the annual budget of the Company at a meeting and actual results against the budget throughout the year at regular Board meetings as part of its review and evaluation of the direction of the Company. The Risk Management Committee meets periodically to review and discuss the various risks facing the Company, and reports periodically at Board meetings. In assessing compensation, in particular incremental cash payments and long-term incentive compensation, the Compensation Committee reviewed the risks discussed at Board and Risk Management Committee meetings. Based on its own evaluation, the Compensation Committee concluded that risks associated with compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines

We do not have any guidelines for ownership by our executives of any specified amounts of our stock; however, the Compensation Committee does consider the significant equity ownership held by our CEO and other executive officers in making compensation related decisions.

Clawback Policy

The Company does not currently have any clawback or other compensation recovery policy with respect to compensation that may have been paid on the basis of incorrect financial results; however, the Company will adopt such a policy in the future to comply with the provisions of the Dodd-Frank Act once these guidelines are enacted.

Role of Executive Officers in Determining Executive Compensation For Named Executive Officers

In connection with 2012 compensation, the CEO, aided by our human resources and business planning and analysis departments made recommendations to the Compensation Committee to assist it in determining compensation levels. While the Compensation Committee utilized this information, and valued the CEO’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were recommended by the Compensation Committee and approved by the Board of Directors.

Accounting and Tax Considerations

The Compensation Committee considers the financial reporting and income tax consequences to the Company of the compensation components for the executive officers in analyzing and determining the level and mix of compensation. Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation may not take a tax deduction for compensation in excess of $1,000,000 paid to the chief executive officer or the other most highly compensated executive officers, other than certain qualified “performance-based” compensation. The Compensation Committee continues to evaluate maximizing the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers. The Company believes that stock options qualify as performance-based compensation and are not subject to deductibility limitations under Section 162(m) of the Code; however, grants by the Company of RSUs which are not subject to specific quantitative performance measures will likely not qualify as “performance based” compensation and, in such event, would be subject to the deductibility limitations of Section 162(m). As a result of the vesting of previously granted RSUs, a portion of the consideration paid to Messrs. Stanfield, Dittersdorf and Schwartz in 2012 was not deductible under Section 162(m). It is also possible that certain compensation (whether payable in cash, by equity grants, or a combination of the two) payable to our named executive officers in future years might not be deductible under Section 162(m).

The Compensation Committee also continues to monitor the impact of Sections 280G and 4999 of the Internal Revenue Code in the event of a change of control of the Company. Although none of the current employment arrangements with the named executive officers contemplate any steps or actions to mitigate the impact of any “excess parachute payments” on either the Company or the executive, the Compensation Committee retains the discretion it deems necessary to reduce or eliminate the impact of any “excess parachute payments” not being deductible by the Company and/or subject to a 20% excise tax on the recipient. The Compensation Committee continues to monitor the implementation of the rules and regulations pursuant to Section 409A, which, among other things, could cause certain types of deferred payments to be subject to additional taxes and penalties. While the Company believes that its current employment arrangements and agreements do not give rise to any material negative consequences under Section 409A, it is the Company’s current intention to structure any new employment arrangements or agreement, or if need be amend existing employment arrangements or agreements, to reduce or eliminate any adverse effects of Section 409A.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Thomas L. Kempner

John M. Albertine

William J. Wilson

Summary Compensation Information

The table below sets forth certain information regarding compensation paid or accrued for 2012, 2011 and 2010 to our CEO, CFO, each of our three most highly compensated executive officers who were serving as executive officers at the end of 2012 and one other person who was not serving as an executive officer at the end of 2012. We refer to these persons as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)(3)	Total ($)
Michael R. Stanfield	2012	420,000	—	1,568,711	446,104	1,426,019	3,860,834
Chief Executive Officer	2011	420,000	—	1,282,249	446,104	877,118	3,025,471
	2010	420,000	—	825,089	439,236	767,357	2,451,681

John G. Scanlon	2012	294,000	—	484,700	237,341	556,407	1,572,448
Chief Financial Officer	2011	294,000	—	400,419	237,341	399,111	1,330,871
	2010	294,000	—	285,847	234,551	285,982	1,100,381

Neal Dittersdorf	2012	294,000	—	491,000	186,353	554,620	1,525,973
Chief Legal Officer	2011	294,000	—	406,718	186,353	382,958	1,270,029
	2010	294,000	—	291,622	183,353	317,458	1,086,433

Steven A. Schwartz	2012	248,000	—	501,910	164,864	601,295	1,516,069
Executive Vice President,	2011	248,000	—	409,575	164,864	411,890	1,234,329
President Intersections	2010	248,000	—	305,318	162,074	524,878	1,240,270
Consumer Direct

Steven Sjoblad	2012	235,000	—	157,734	37,334	260,016	690,084
Chief Marketing Strategist	2011	235,000	—	91,464	37,334	277,163	640,961
	2010	200,000	—	55,396	35,927	145,304	436,627

Christopher W. Shenefelt(4)	2012	73,446	—	—	—	1,247,099	1,320,545
Former Executive Vice	2011	248,000	—	394,458	154,916	390,577	1,187,952
President	2010	248,000	—	233,904	152,126	313,182	947,212

(1)	Please see our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion on the valuation assumptions of the calculation in accordance with U.S. GAAP. Stock and option awards above represent the grant date fair value for each named executive officer in accordance with U.S. GAAP.

(2)

The column “All Other Compensation” includes perquisites and personal benefits totaling $10,000 or more, which includes annual dues for membership to a golf club for Mr. Stanfield ($11,500); automobile allowances for Mr. Stanfield ($16,800), Mr. Scanlon ($11,760), Mr. Dittersdorf ($11,760), Mr. Schwartz

($9,920) and Mr. Shenefelt ($1,793); and supplemental health insurance benefit allowances for Mr. Stanfield ($6,774), Mr. Scanlon ($3,031), Mr. Dittersdorf ($5,104), Mr. Schwartz ($9,728) and Mr. Shenefelt ($13,913).

(3)	The other components of column “All Other Compensation” consist of an incremental cash payment in the participant’s value pool amount and dividend equivalent cash payments on unvested RSUs. The incremental cash payment was $464,000 for Mr. Stanfield, $228,500 for Mr. Scanlon, $228,500 for Mr. Dittersdorf, $274,500 for Mr. Schwartz and $161,731 for Mr. Sjoblad. The dividend equivalent cash payments on unvested RSUs were $924,346 for Mr. Stanfield, $310,516 for Mr. Scanlon, $306,656 for Mr. Dittersdorf, $304,548 for Mr. Schwartz and $98,285 for Mr. Sjoblad.

(4)	Mr. Shenefelt was no longer serving as an executive officer of the Company at the end of 2012. Mr. Shenefelt separated from his employment with the Company effective January 6, 2012. The amount set forth under “All Other Compensation” for Mr. Shenefelt in 2012 includes severance in the amount of $1,190,782 in connection with his separation of employment. See “Potential Payments upon Termination of Employment or Change in Control” below.

Grants of Plan-Based Awards

The following table sets forth information regarding the grant of equity awards during 2012 to each of the named executive officers.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards ($)(2)
Michael R. Stanfield	2/1/2012	177,083	(1)	10.50
John G. Scanlon	2/1/2012	57,091	(1)	10.50
Neal Dittersdorf	2/1/2012	57,091	(1)	10.50
Steven A. Schwartz	2/1/2012	57,091	(1)	10.50
Steven Sjoblad	2/1/2012	18,029	(1)	10.50
	10/22/2012	20,000	(3)	7.23
Christopher W. Shenefelt	—	—		—

(1)	Consists of RSUs granted under our 2006 Stock Incentive Plan, which vest in four equal installments on February 1, 2013, February 1, 2014, February 1, 2015 and February 1, 2016.

(2)	Reflects the grant date estimated fair value of the RSUs as calculated in accordance with U.S. GAAP. Please see our 2012 Form 10-K for a discussion on valuation assumptions of the calculation.

(3)	Consists of RSUs granted under our 2006 Stock Incentive Plan to Mr. Sjoblad in October 2012 upon his becoming an executive officer, which vest in four equal installments on October 22, 2013, October 22, 2014, October 22, 2015 and October 22, 2016.

No options were granted by the Company during 2012.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment and Noncompetition Agreements

In December 2010, we entered into amended and restated employment agreements with Messrs. Stanfield, Dittersdorf, Scanlon, Schwartz and Shenefelt for the purpose of making technical changes in connection with Section 409A of the Internal Revenue Code and the recent health care reform legislation, and certain other changes. The employment agreements provide for an initial base salary for each of the executives, subject to annual discretionary increases, as follows: Stanfield — $420,000; Dittersdorf — $294,000; Scanlon — $294,000 and Messrs. Schwartz and Shenefelt — $248,000. Any subsequent increase in base salary is deemed to be the new base salary for purposes of the agreement. In addition, each executive is eligible to receive an annual bonus in accordance with any bonus plan adopted by the Board of Directors or the Compensation Committee, an annual car allowance equal to 4% of his base salary and supplemental medical coverage (or, under certain circumstances, an economically equivalent benefit) not to exceed 5% of his base salary.

Each agreement provides for at-will employment and may be terminated by the Company or the executive for any reason upon 60 days’ notice or, under certain circumstances immediately for cause.

If the executive’s employment is terminated (a) by the Company for cause or by the executive for other than good reason, or (b) due to the executive’s death or disability, the executive shall be entitled, when permitted by Section 409A of the Code, to receive:

•	any earned and unpaid base salary;

•	any bonus due at the time of termination under a then current bonus plan; and

•

medical benefit continuation at the executive’s expense as provided by law; in addition, if the executive’s employment is terminated due to his death or disability, the executive shall be entitled to receive any prior year’s bonus to the extent not previously paid, which will be paid when the prior year’s bonuses are paid to active employees, and the Company shall pay the cost of medical benefit continuation for up to 18 months (or, under certain circumstances, an economically equivalent benefit).

If the executive’s employment is terminated by the Company without cause, or by the executive for good reason, the executive shall be entitled to receive:

•	any earned and unpaid base salary;

•

any prior year’s bonus to the extent not previously paid, which will be paid when the prior year’s bonuses are paid to active employees, and any current year’s bonus to the extent due at the time of termination under the applicable bonus plan;

•

a one-time cash payment equal to the cash compensation (including base salary, bonus and other similar payments, but excluding payments pursuant to options or equity awards or which are calculated by reference to options or equity awards), received by the executive during the prior 18-month period, or 30-month period if termination occurs within 12 months after a change in control, in exchange for a general release, payable on the 60th day following the date of termination, provided that the release has become effective before such 60th day; and

•

medical benefit continuation for the executive and his dependents for up to 18 months, or 30 months if the termination occurs within 12 months after a change in control (or, under certain circumstances, an economically equivalent benefit), at the Company’s expense, provided that the executive provides a release to the Company.

For purposes of the agreements, good reason means, after notice and a 30-day cure period: (a) a reduction in the base salary and/or in the aggregate non-cash benefits provided under the agreement, and/or, following a change in control, a material decrease in the opportunity for cash compensation in excess of the executive’s base salary; (b) a material diminution in the executive’s authority, duties, position or responsibilities; (c) the relocation of the executive’s office to any location outside of a 30-mile radius from the current location; (d) the Company’s material breach of the employment agreement; or (e) the Company’s failure to obtain an agreement from any successor to guarantee or assume our performance under the employment agreement; except that in the event of a change in control, the Company shall cease to have a 30-day cure period.

For purposes of the agreements, change in control generally means: (a) the acquisition of 30% or more of our common stock, unless the acquisition is by the Company, any existing director or officer, any of our employee benefit plans or by any corporation owned by our stockholders in substantially the same proportions as their ownership of the Company; (b) a merger or consolidation, unless the Company’s stockholders continue to control more than 50% of its voting power after the transaction; or (c) the sale of all or substantially all of the Company’s assets.

Each employment agreement also provides that the executive shall not divulge confidential information, shall assign intellectual property rights to the Company and shall not compete with the Company or any of its subsidiaries or solicit their customers or employees for a period of 18 months after termination of the executive’s employment (subject, in the case of Mr. Dittersdorf, to an exception for performance of legal services to the extent that such restriction is not permitted under applicable law).

Mr. Sjoblad currently has an employment agreement with one of our subsidiaries which provides for severance payments under certain circumstances as described more fully below. See “— Potential Payments upon Termination of Employment or Change in Control.” We intend to offer an employment agreement to Mr. Sjoblad in the near term that is similar to the agreements we have with our other named executive officers, subject to his agreement to the terms and conditions we offer in the employment agreement.

Potential Payments upon Termination of Employment or Change in Control

Under the individual employment agreements with our CEO and other named executive officers, each person would be entitled to receive the following estimated payments and benefits upon a termination of employment or termination of employment with or without a change in control. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a termination of employment, or termination of employment or resignation with good reason with a change in control, were to occur. In certain circumstances in connection with a change in control, we may establish or fund trusts to secure our (or our successors’) obligations to make payments under the agreements in advance of the time payment is due.

The table reflects the amount that could be payable to our current named executive officers under the various arrangements assuming that the termination of employment or change in control occurred at December 31, 2012. Mr. Shenefelt our former Executive Vice President, Operations, separated from his employment with the Company effective January 6, 2012 and therefore is not reflected in the table below.

Name	Voluntary Resignation or For Cause Termination on 12/31/2012 ($)(1)	Involuntary Not for Cause Termination or Good Reason Resignation on 12/31/2012 ($)		Involuntary Termination or Good Reason Resignation (After a Change in Control) on 12/31/2012 ($)		Disability/ Death on 12/31/2012 ($)
Michael R. Stanfield	$61,515	$1,381,265		$2,280,515		$93,015
John G. Scanlon	$15,560	$821,360		$1,333,710		$37,610
Neal Dittersdorf	$40,623	$846,423		$1,377,673		$62,673
Steven A. Schwartz	$22,962	$814,062		$1,315,162		$41,562
Steven Sjoblad	$27,466	$225,831	(2)	$225,831	(2)	$17,625

(1)	Consists of accrued paid leave.

(2)	Mr. Sjoblad’s current employment agreement does not include provisions relating to resignation for good reason.

We retain the discretion to compensate any officer upon any future termination of employment or a change in control.

Mr. Shenefelt, our former Executive Vice President, Operations, separated from his employment with the Company effective January 6, 2012. His separation from employment was treated similar to an involuntary not for Cause termination or a Good Reason resignation under his employment agreement then in effect. Pursuant to the terms of his employment agreement, Mr. Shenefelt was paid $1,320,545 (consisting of the cash compensation received by him during the prior 18-month period and an automobile allowance of $1,793 and a supplemental health insurance benefit allowance of $13,913) in 2012, in exchange for a general release of all claims.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for each of the named executive officers as of December 31, 2012.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Michael R. Stanfield	27,766	27,767	(1)	5.48	3/24/2019	34,839	(1)	386,365
	85,172	85,177	(2)	3.10	5/20/2019	45,763	(2)	507,512
	29,970	59,940	(3)	4.32	1/26/2020	127,188	(3)	1,410,515
						192,303	(4)	2,132,640
						177,083	(5)	1,963,850
Neal Dittersdorf	12,330	12,331	(1)	5.48	3/24/2019	11,603	(1)	128,677
	37,876	37,879	(2)	3.10	5/20/2019	15,242	(2)	169,034
	13,091	26,182	(3)	4.32	1/26/2020	41,667	(3)	462,087
						54,752	(4)	607,200
						57,091	(5)	633,139
John G. Scanlon	12,330	12,331	(1)	5.48	3/24/2019	11,603	(1)	128,677
	43,884	43,886	(2)	3.10	5/20/2019	15,242	(2)	169,034
	12,175	24,349	(3)	4.32	1/26/2020	38,750	(3)	429,738
						54,752	(4)	607,200
						57,091	(5)	633,139
Steven A. Schwartz	11,436	11,436	(1)	5.48	3/24/2019	10,762	(1)	119,351
	29,659	29,661	(2)	3.10	5/20/2019	14,136	(2)	156,768
	12,175	24,349	(3)	4.32	1/26/2020	38,750	(3)	429,738
						64,038	(4)	710,181
						57,091	(5)	633,139
Steven Sjoblad	4,941	4,942	(1)	5.48	3/24/2019	3,100	(1)	34,379
	3,640	3,641	(2)	3.10	5/20/2019	4,072	(2)	45,158
	6,137	12,273	(3)	4.32	1/26/2020	13,021	(3)	144,403
						11,250	(6)	124,763
						18,029	(5)	199,942
						20,000	(7)	221,800
Christopher W. Shenefelt	—	—		—	—	—		—

(1)	Vest on March 24, 2013

(2)	Vest on May 20, 2013.

(3)	Vest in two equal annual installments starting on January 26, 2013.

(4)	Vest in three equal annual installments starting on February 2, 2013.

(5)	Vest in four equal annual installments starting on February 1, 2013.

(6)	Vest in three equal annual installments starting on April 20, 2013.

(7)	Vest in four equal annual installments starting on October 22, 2013.

Option Exercises and Stock Vested

The following table sets forth information on option exercises and vesting of RSUs in 2012 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael R. Stanfield	—	—	217,046	2,620,849
John G. Scanlon	—	—	68,219	822,267
Neal Dittersdorf	—	—	69,677	839,646
Steven A. Schwartz	—	—	68,117	823,244
Steven Sjoblad	—	—	17,433	209,805
Christopher W. Shenefelt(3)	16,648	89,733	—	—

(1)	Amounts reflect the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.

(2)	Amounts reflect the closing price of the Company’s common stock on the vesting date of the RSUs.

(3)	Mr. Shenefelt, our former Executive Vice President, Operations, separated from his employment with the Company effective January 6, 2012.

Equity Incentive Plans

We have in effect the 1999 Stock Option Plan, the 2004 Stock Option Plan and the 2006 Stock Incentive Plan. Awards under the 2004 Plan may take the form of incentive stock options and nonqualified stock options, and awards under the 2006 Plan may take the form of incentive stock options, nonqualified stock options, restricted stock awards and/or RSUs. The Compensation Committee administers the Plans, selects the individuals who will receive awards and establishes the terms and conditions of those awards. Shares of common stock subject to awards that have expired, terminated, or been cancelled or forfeited are available for issuance or use in connection with future awards.

As of December 31, 2012, there were options to purchase 8,000 shares outstanding under the 1999 Plan. The active period for this plan expired on August 24, 2009. The 2004 Plan authorizes us to issue options to purchase 2.8 million shares of common stock, of which, as of December 31, 2012, we have awards for approximately 452,000 shares remaining to issue. The 2006 Plan provides for us to issue awards for 7.1 million shares of common stock, of which, as of December 31, 2012, we have awards for approximately 1.8 million shares or restricted stock units remaining to issue.

The following table sets forth information as of December 31, 2012 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	A	B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans (Excluding Securities in Column A)
Equity compensation plans approved by security holders	3,392,568	$7.11	$2,263,766
Equity compensation plans not approved by security holders	—	—	—

Total	3,392,568	$7.11	$2,263,766

Compensation Committee Interlocks and Insider Participation

Thomas L. Kempner, John M. Albertine and William J. Wilson were members of the Compensation Committee in 2012. None of the executive officers of the Company has served on the board of directors or compensation committee of any other entity that has had any of such entity’s officers serve either on the Company’s Board of Directors or Compensation Committee.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The following is a schedule of all persons who, to our knowledge, beneficially owned more than 5% of the outstanding common stock of the Company as of April 1, 2013:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Loeb Holding Corporation(1)	6,940,541	38.4%
61 Broadway
New York, NY 10006
Heartland Advisors, Inc.(2)	1,232,109	6.8%
789 North Water Street
Milwaukee, WI 53202
Michael R. Stanfield(3)	1,065,961	5.8%
c/o Intersections Inc.
3901 Stonecroft Boulevard
Chantilly, Virginia 20151
Dimensional Fund Advisors LP(4)	901,123	5.01%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

(1)	According to 13G/A filed with the SEC on March 19, 2009 and a Form 4 filed with the SEC on August 23, 2011. Thomas L. Kempner, one of our directors, is the beneficial owner of a majority of the voting stock of Loeb Holding Corporation and disclaims beneficial ownership of our common stock held by Loeb Holding Corporation except to the extent of his pecuniary interest in Loeb Holding Corporation.

(2)	According to Schedule 13G/A filed with the SEC on February 7, 2013 by Heartland Advisors, Inc. an investment adviser registered with the SEC, and William J. Nasgovitz, President and control person of Heartland Advisors. The shares may be deemed beneficially owned by (a) Heartland Advisors by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and (b) Mr. Nasgovitz, by virtue of his control of Heartland Advisors. Mr. Nasgovitz disclaims beneficial ownership of any shares reported on such Schedule 13G/A.

(3)	Includes 585,524 shares held by Stanfield Family Investments LLC (“SFI LLC”), a Virginia limited liability company, of which Mr. Stanfield is the Managing Member and 331,585 shares which Mr. Stanfield has, or will within 60 days of April 1, 2013 have, the right to acquire upon the exercise of stock options, vesting of RSUs or otherwise. Mr. Stanfield and his wife own a 55% interest in SFI LLC, and trusts for the benefit of their children own the remaining 45% interest. Mr. Stanfield disclaims beneficial ownership of the shares held by SFI LLC except to the extent of his pecuniary interest therein. Also, includes 82,500 shares held by his wife and to which he disclaims beneficial ownership.

(4)

According to Schedule 13G/A filed with the SEC on February 11, 2013. Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are collectively referred to as the “Funds.” In its role as investment advisor, sub-adviser and/or manager, neither Dimensional or its subsidiaries possesses voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in such 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

Security Ownership of Directors and Executive Officers

The following is a table of the security ownership of our directors and named executive officers as of April 1, 2013:

	Amount of and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Outstanding Shares Beneficially Owned	Right to Acquire(2)	Total Beneficial Ownership	Percent of Common Stock
Michael R. Stanfield(3)	734,376	331,585	1,065,961	5.8%
Neal Dittersdorf	176,294	141,839	318,133	1.7%
John G. Scanlon(4)	166,386	152,021	318,407	1.7%
Steven A. Schwartz	160,489	120,677	281,166	1.5%
Steven Sjoblad	21,474	37,259	58,733	*
Christopher W. Shenefelt(5)	—	—	—	—
John M. Albertine	6,250	10,000	16,250	*
Thomas G. Amato	18,226	8,049	26,275	*
James L. Kempner(6)	67,559	2,500	70,059	*
Thomas L. Kempner(7)	6,960,890	22,299	6,983,189	38.6%
David A. McGough	186,667	13,549	200,216	1.1%
Norman N. Mintz	20,535	2,500	23,035	*
William J. Wilson	23,070	22,299	45,369	*
All executive officers and directors as a group (14 persons)	8,577,851	897,465	9,475,316	49.9%

*	Less than 1%

(1)	Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise.

(2)	Consists of shares which such persons have, or will within 60 days of April 1, 2013 have, the right to acquire upon the exercise of stock options, vesting of RSUs or otherwise.

(3)	Includes 585,524 shares held by Stanfield Family Investments LLC, a Virginia limited liability company, of which Mr. Stanfield is the Managing Member. Mr. Stanfield and his wife own a 55% interest in SFI LLC, and trusts for the benefit of their children own the remaining 45% interest. Mr. Stanfield disclaims beneficial ownership of the shares held by SFI LLC except to the extent of his pecuniary interest therein. Also, includes 82,500 shares held by his wife and to which he disclaims beneficial ownership.

(4)	Held in trust for his benefit and the benefit of his spouse, as to which shares he has investment discretion. Mr. Scanlon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(5)	Mr. Shenefelt, our former Executive Vice President, Operations, separated from his employment with the Company effective January 6, 2012.

(6)	Includes 44,394 shares held in trusts for the benefit of his children as to which shares he has investment discretion. Mr. James L. Kempner disclaims beneficial ownership of these shares.

(7)	Includes 6,940,541 shares held by Loeb Holding Corporation. Mr. Thomas L. Kempner is the beneficial owner of a majority of the voting stock of Loeb Holding Corporation and disclaims beneficial ownership of our common stock held by Loeb Holding Corporation except to the extent of his pecuniary interest in Loeb Holding Corporation. Also, includes 9,099 shares held by his wife and to which he disclaims beneficial ownership.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Digital Matrix Systems, Inc.

One of our directors, David A. McGough, is the chief executive officer and president of DMS.

In March 2007, we entered into a master agreement under which DMS provides us certain data processing services and which replaced certain prior service and software license agreements with DMS. Under the master agreement, we pay for these services with a combination of fixed monthly fees and transaction fees. In addition, we also are party to a professional services agreement under which DMS will provide additional development and consulting services pursuant to work orders that are agreed upon by the parties from time to time. We paid approximately $911,800 in 2012 to DMS under these agreements. As of December 31, 2012 we owed DMS approximately $176,000, and are obligated to make payments to DMS of approximately $432,000 in 2013.

Relationship with Lazard Frères

One of our directors, James L. Kempner, is a Senior Advisor at Lazard Frères, and was previously a Managing Director. Lazard Frères provides from time to time investment banking and financial advisory services to us. We did not make any payments to Lazard Frères in 2012. Any arrangements with Lazard Frères have been and will be negotiated on an arm’s length basis and the terms and fees are as favorable as those we could have obtained from unrelated third parties.

Registration Rights

Loeb Holding Corporation and certain of our directors have registration rights pursuant to which each such stockholder may require us, from time to time, to register for sale to the public under the Securities Act of 1933 any shares of common stock owned by them. In addition, each of these stockholders has piggyback registration rights that allow them to include their shares of common stock in registration statements initiated by us. These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in a registration statement.

Policies and Procedures With Respect to Transactions with Related Persons

We have adopted written policies and procedures with respect to the review and oversight of related person transactions. Pursuant to this policy, subject to certain exceptions, the Audit Committee of our Board of Directors reviews related person transactions between the Company and any related person (as defined in Item 404 of Regulation S-K), other than transactions available to all employees or stockholders generally, transactions involving less than $10,000 when combined with all similar transactions, and executive officer and director compensation matters otherwise required to be disclosed by us and approved by the Compensation Committee or the Board of Directors, and decides whether or not to approve or ratify those transactions.

In reviewing a related person transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If a related person transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related person. Thereafter, the Audit Committee, on at least an annual basis, reviews and assesses ongoing relationships with the related person to see that they are in compliance with those guidelines and that the related person transaction remains appropriate. In addition, our policy requires that our General Counsel institute and maintain specific procedures to ensure that the Company maintains records of related persons and related person transactions and that we disclose on a timely basis all related person transactions that are required to be disclosed in our SEC filings.

Our board of directors has determined that the Company’s charitable contribution program shall be subject to the same review process as related person transactions, except that the CEO has authority to make and approve charitable contributions, on our behalf and in furtherance of our corporate goals, in an aggregate amount not to exceed $50,000 per year but not more than $10,000 per year to any single recipient (or group of related recipients). In addition, the related person transaction policy applies to the hiring of immediate family members of any of our directors or executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that during 2012 our officers, directors and holders of more than 10% of our common stock complied with all filing requirements under Section 16(a) of the Exchange Act, other than Madalyn Behneman, our principal accounting officer, and Messrs. Dittersdorf, Schwartz and Stanfield, who each inadvertently filed one late Form 4 on January 26, 2012. In making this disclosure, we have relied solely on written representations of our directors, officers and holders of more than 10% of the Company’s common stock and on copies of reports that have been filed with the SEC.

PROPOSAL 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with SEC rules, we are asking for stockholder approval, on an advisory or non-binding basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, which disclosures include the disclosures under “Executive Compensation,” the compensation tables and the narrative discussion following the compensation tables. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

We believe that the Company has created a compensation program deserving of stockholder support. As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” the Company’s philosophy for compensating executive officers is designed to attract, retain, motivate and reward key executives in the Company’s highly competitive industry. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation program, including information about the fiscal year 2012 compensation of our named executive officers.

This say-on-pay vote is advisory and therefore not binding on the Company, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of the Company’s stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider those stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

To be approved, this proposal must receive the affirmative vote of a majority of the votes cast on the proposal at the Meeting. The Company has been advised that it is the intention of Mr. Thomas L. Kempner to cause Loeb Holding Corporation to vote the shares of common stock it beneficially owns in favor of approval. See “Principal Stockholders — Security Ownership of Certain Beneficial Owners.”

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3:

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables the Company’s stockholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on our named executive officers’ compensation once every one, two, or three years.

After careful consideration of the frequency alternatives, the Board believes that conducting an advisory vote on executive compensation once every two years is appropriate for the Company and its stockholders at this time.

Vote Required

To be approved, this proposal must receive the affirmative vote of a majority of the votes cast on the proposal at the Meeting. The Company has been advised that it is the intention of Mr. Thomas L. Kempner to cause Loeb Holding Corporation to vote the shares of common stock it beneficially owns in favor of holding an advisory vote on executive compensation once every two years. See “Principal Stockholders — Security Ownership of Certain Beneficial Owners.”

The Board of Directors recommends a vote FOR an advisory vote on executive compensation once every two years in accordance with this Proposal 3.

PROPOSAL 4:

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2013. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and the stockholders’ best interests. A representative of Deloitte & Touche LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees billed for audit and other services rendered by Deloitte & Touche LLP in 2012 and 2011:

	2012 Actual Fee ($)	2011 Actual Fee ($)
Audit fees(1)	850,000	1,130,000
Audit Related Fees(2)	35,000	22,788
Tax Fees	—	—
All Other Fees	—	—

Total Fees	885,000	1,152,788

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews (including fees related to the Sarbanes-Oxley Act of 2002), notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed.

Audit Committee Pre-Approval Policy

The policy of the Audit Committee provides for pre-approval of the yearly audits, quarterly reviews and tax compliance on an annual basis. As individual engagements arise, they are approved on a case-by-case basis. The Audit Committee may delegate to one or more of its members pre-approval authority with respect to permitted services. All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit Committee Consideration of these Fees

The Audit Committee has considered whether the provisions of the services covered under the categories of “Audit Related Fees,” “Tax Fees” and “All Other Fees” are compatible with maintaining the independence of Deloitte & Touche LLP.

The Board of Directors of the Company recommends a vote FOR Proposal 4.

Audit Committee Report

The Audit Committee operates under a written charter, which was adopted by the Board of Directors. Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for assessing the effectiveness of the Company’s internal controls over financial reporting and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee approves the selection and appointment of the Company’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the Board of Directors.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. In this context, the Audit Committee met separately with each of management, the internal auditors and the independent registered public accounting firm to provide each with the opportunity to discuss any matters that should be discussed privately without the others present. Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Public Company Accounting Oversight Board AU Section 380 Communications with Audit Committees.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte & Touche LLP its independence. The Audit Committee also considered whether the provision by Deloitte & Touche LLP of certain other non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC.

Audit Committee

Dr. John M. Albertine

Thomas G. Amato (Chair)

William J. Wilson

OTHER MATTERS

Stockholder Proposals

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2014 must be received by us on or prior to December 18, 2013 to be eligible for inclusion in our Proxy Statement and form of proxy to be used in connection with such meeting. Any notice of shareholder proposals received after this date is considered untimely.

Other Business

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

Michael R. Stanfield

Chairman of the Board of Directors

Dated: April 17, 2013

ANNUAL MEETING OF STOCKHOLDERS OF

INTERSECTIONS INC.

May 15, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, form of Proxy Card and the Company’s 2012

Annual Report to Stockholders are available at http://www.proxydocs.com/intx

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

[ ]				[ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, WITH RESPECT TO PROPOSAL 3, FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION ONCE “EVERY TWO YEARS” AND “FOR” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

			FOR	AGAINST		ABSTAIN

1. To elect 8 nominees for Directors:		2. An advisory vote on executive compensation:	☐	☐		☐

INSTRUCTIONS ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (SEE INSTRUCTIONS BELOW)	Nominees: ( ) Michael R. Stanfield ( ) John M. Albertine ( ) Thomas G. Amato ( ) James L. Kempner ( ) Thomas L. Kempner ( ) David A. McGough ( ) Norman N. Mintz ( ) William J. Wilson		EVERY YEAR	EVERY TWO YEARS	EVERY THREE YEARS	ABSTAIN
		3. An advisory vote on the frequency of the advisory vote on executive compensation:	☐	☐	☐	☐
			FOR	AGAINST		ABSTAIN
		4. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2013:	☐	☐		☐
			FOR	AGAINST		ABSTAIN
		5. With discretionary authority upon such other matters as may properly come before the Meeting:	☐	☐		☐

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH HEREIN, FOR THE PROPOSAL RELATING TO THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION ONCE EVERY TWO YEARS, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013 AND

INSTRUCTIONS	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —	IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

BEFORE THE MEETING:

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Signature of
Stockholder ____________ Date: __________ Stockholder __________________ Date: ___________________

Note:     Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

INTERSECTIONS INC.

2013 ANNUAL MEETING OF STOCKHOLDERS — MAY 15, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Intersections Inc., a Delaware corporation, hereby appoints Michael R. Stanfield, John G. Scanlon and Neal B. Dittersdorf and each of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held at 11:00 a.m., local time, on May 15, 2013, and at any adjournment or adjournments thereof (the “Meeting”), with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement for the Meeting and instructs the proxies to vote as directed on the reverse side.

(Continued and to be signed and dated on the reverse side)